Exhibit 2.1

EXECUTION VERSION

IRREVOCABLE EXCHANGE AND SUPPORT AGREEMENT

International Seaways, Inc., a corporation formed under the laws of the Republic of the Marshall Islands (the “Parent”) and its wholly (indirectly) owned subsidiary Bravo Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (the “Merger Sub”) and Bruton Limited, an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), are contemplating a recommended transaction whereby Merger Sub will merge with and into the Company, with the Company continuing as the surviving company of such Merger and an indirect wholly-owned subsidiary of Parent (the “Merger”). The terms of the Merger are further described in a transaction agreement to be entered into between the Parent, Merger Sub and the Company (together the “Merger Parties”) on or about 16 October 2026 (the “Transaction Agreement”). Unless otherwise defined herein, capitalized terms have the same meaning as used and defined in the Transaction Agreement.

Pursuant to the Transaction Agreement and a statutory merger agreement as attached thereto (the “Statutory Merger Agreement”), upon completion of the Merger, all of the Company’s common shares (the “Company Common Shares”), other than certain excluded shares, will be automatically cancelled and converted into the right to receive the Per Share Stock Consideration or, in the case of Cashout Shares, the Per Share Cash Consideration, payable to the former Company shareholders (subject to applicable tax withholding). A summary of the main terms and conditions of the Merger and the Transaction Agreement is set out in Appendix 1 hereto.

The Company’s Board of Directors (the “Board”) has resolved and agreed to recommend that the Company’s shareholders approve the Statutory Merger Agreement and the transactions contemplated by the Statutory Merger Agreement, including the Merger.

Execution of the Transaction Agreement and announcement of the Merger is, inter alia, subject to the Merger Parties receiving irrevocable exchange and support agreements from Company shareholders representing no less than 50.1% of the Company Common Shares on a fully diluted basis.

In connection therewith, ___________________ (the “Shareholder”), being a holder of such number of Norwegian depository receipts (NDRs) which represent an equivalent number of Company Common Shares as are set out in Appendix 2 hereto (the “Sale Shares”), have agreed to (i) support and vote in favor of the Statutory Merger Agreement and the transactions contemplated by the Statutory Merger Agreement, including the Merger, and (ii) sell all the Sale Shares in exchange for ___________________ registered shares of Parent, no par value per share (“Parent Shares”), equal to the Per Share Stock Consideration (such Parent Shares, the “Consideration Shares”), subject only to execution of the Transaction Agreement, on the terms and conditions set out in this Agreement.

On the above basis, the Parent, the Purchaser and the Shareholder (together the “Parties”) have agreed as follows:

1.	Upon and subject to the terms of this Agreement, the Shareholder irrevocably agrees to sell and transfer the Sale Shares to International Seaways Operating Corporation Ltd., a wholly owned subsidiary of Parent (the “Purchaser”), and the Purchaser agrees to purchase the Sale Shares, in exchange for the Parent Shares (the “Exchange”). For each Sale Share sold and transferred, the Shareholder shall in exchange receive the Consideration Shares.

2.	Completion of the Exchange (the “Closing”) shall occur on the second business day following the date on which the Company announces the execution of the Transaction Agreement (the “Announcement”), or such later date as may be jointly agreed by the Parties. Subject to the fulfilment or waiver of the conditions set out in Section 3 below, the Shareholder (i) gives each of the Parent, the Purchaser and the Merger Sub and Clarksons Securities AS, acting as settlement agent, or someone appointed by any of them to effect the Exchange for settlement and exchange purposes, an irrevocable power of attorney to carry out all actions necessary to complete the Exchange, including but not limited, to transferring the Sale Shares to a VPS account designated by the Purchaser and (ii) undertakes to take all actions and provide all instructions and authorisations necessary or reasonably requested in order to effect the settlement of the Exchange and the exchange of the Sale Shares and the Consideration Shares.

3.	The Parties agree and acknowledge that there will be no conditions for completion of the Exchange other than the execution by all parties thereto of the Transaction Agreement and the Announcement, which can be waived by the Parent and the Purchaser in writing, in their sole discretion.

4.	The Shareholder has full power and authority to enter into this Agreement and to perform its obligations hereunder, and further represents and warrants:

(i)	that it is the registered holder or holder of the Sale Shares through a nominee account and beneficial owner of the Sale Shares and has full power and authority to transfer the Sale Shares;

(ii)	that the Sale Shares will on Closing be transferred free of any lien, charge, equity, encumbrance or third party interest of any nature whatsoever, and together with all rights of any nature attaching or accruing to them, including the right to all dividends or other distributions (if any) declared, made or paid after the date of this Agreement;

(iii)	that the Shareholder understands that the Consideration Shares, when issued, shall be restricted securities under the federal securities laws of the United States of America inasmuch as they are being acquired from the Parent or one of its affiliates in a transaction not involving a public offering and that under such laws and applicable regulations the Consideration Shares may be resold without registration under the U.S. Securities Act of 1933, as amended, only in certain limited circumstances. It is understood that the certificates representing the Consideration Shares or the book entry notations evidencing the Consideration Shares shall bear a legend generally reflecting the following (with such changes as shall be required by Parent or its transfer agent):

“These securities have not been registered under the Securities Act of 1933 (the “Securities Act”). They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act or a registration statement thereunder.”

(iv)	as set out in Appendix 3 hereto.

5.	The Parent has full power and authority to enter into this Agreement and to perform its obligations hereunder, and further represents and warrants:

(i)	Except as disclosed to the Shareholder prior to the execution of this Agreement and, other than the Merger and the transactions contemplated by this agreement and the Transaction Agreement, there is no material non-public information concerning the Parent Shares or any other information that, should have been made public under applicable laws which has not been made public in accordance with such applicable laws; and

(ii)	that the Consideration Shares will on Closing be issued and transferred free of any lien, charge, equity, encumbrance or third party interest of any nature whatsoever, other than restrictions arising under applicable securities laws and this Agreement, and together with all rights of any nature attaching or accruing to them, including the right to all dividends or other distributions (if any) declared, made or paid after the date of this Agreement.

6.	The Purchaser has full power and authority to enter into this Agreement and to perform its obligations hereunder.

7.	From and after the date hereof until the Merger is completed or this Agreement lapses as provided for in Section 12 below, the Shareholder agrees that it shall not sell, dispose of, transfer to another account, charge, pledge or in any other way encumber or grant any option or other right over or in relation to the Sale Shares or otherwise deal with any such instruments or interests therein in favor of any third party or take any other action related to such instruments in its capacity as the beneficial or record holder thereof which might impede or frustrate the Shareholder’s obligations hereunder or the consummation of the Exchange or the Merger, including without limitation by exercising any right of dissent or appraisal under Bermuda law or otherwise.

8.	Subject to the fulfilment or waiver of the conditions set out in Section 3 above, and subject further to the Closing not having occurred prior to the record date for the Company Shareholders Meeting (as defined in the Transaction Agreement), the Shareholder irrevocably undertakes:

(i)	to attend (in person or by proxy), or to procure that Equro (as defined below) attends by proxy in respect of the Sale Shares, the Company Shareholders Meeting (as defined in the Transaction Agreement), being the special general meeting of the Company convened pursuant to Section 8.1 of the Transaction Agreement for the purpose of approving the Statutory Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with section 106 of the Companies Act 1981 of Bermuda, and any adjournment or postponement thereof, such that the Sale Shares are counted as present for the purposes of determining whether a quorum is present; and

(ii)	at such Company Shareholders Meeting vote or cause to be voted, in each case for all the Sale Shares and other Company Common Shares (including by way of NDRs) the Shareholder owns as of the date hereof and any Company Common Shares (including by way of NDRs) it may acquire prior to such meeting (or the relevant voting deadline), in favour of approving the Statutory Merger Agreement and the transactions contemplated by the Statutory Merger Agreement, including the Merger (including any other resolution proposed with Parent’s consent in connection therewith) (the Resolutions), including by delivering voting instructions to Equro in favour of the Resolutions no later than the deadline specified in the notice of the Company Shareholders Meeting.

If the Shareholder fails to attend the meeting and vote, or cause to be voted, the Sale Shares as set out above, the Shareholder hereby instructs Equro Issuer Services AS, as registered holder of the Company Common Shares (Equro), to issue a proxy to the Purchaser to attend such meeting and vote in favour of the Resolutions on behalf of the Shareholder, if at a duly convened meeting, or to provide written instructions to Equro to sign in favour if by written resolution. The Shareholder acknowledges that no notice for or other materials for the Company Shareholders Meeting have been published in respect of the Merger as of the date hereof, and agrees to be bound by its obligations hereunder regardless of the subsequent publication of any such document or any new information about the Merger Parties or the Merger that may occur.

9.	The Shareholder shall maintain, to the extent permitted under applicable law, its rights as shareholder or holder of NDRs in the Company (including the right to instruct Equro as to voting), including voting rights, until the Exchange has been completed. The Shareholder otherwise acknowledges that this Agreement is irrevocable and unconditional, except as set out in Section 3 above, and that its obligations, agreements and acknowledgments hereunder may not otherwise under any circumstances whatsoever be withdrawn or amended in any way without the Parent’s and Merger Sub’s prior written consent.

10.	As further set out in section 7.4 of the Transaction Agreement, as promptly as practicable following the date on which the closing of the Merger is completed (but in any event only during an “open trading window” as determined by Parent’s insider trading policies), Parent will file with the SEC a Shelf Registration Statement covering the resale from time to time pursuant to Rule 415 under the 1933 Act of all Registrable Securities. The Parent shall use its reasonable best efforts to complete such registration as promptly as practicable. Notwithstanding anything to the contrary contained herein, the Parties agree that the “plan of distribution” included in any Shelf Registration Statement filed pursuant to section 7.4 of the Transaction Agreement will provide for the ability of the Exchanging Holders named therein to effect regular-way brokerage transactions, transactions on the NYSE or in over-the-counter market transactions, and will not provide for any Underwritten Offering, Block Trade or other forms of transactions. It is understood and agreed that each Exchanging Holder will coordinate directly with the Parent’s transfer agent in connection with any sale pursuant to a Shelf Registration Statement with respect to the transfer agent’s required documentation.

11.	The Shareholder agrees that the Merger Parties and their respective representatives will be entitled to refer publicly to this Agreement and the terms hereof as well as to other holders of Company Common Shares from whom similar agreements or support are or will be sought.

12.	Unless extended by the Shareholder and the Merger Parties in writing, this Agreement and the parties rights and obligations hereunder shall terminate automatically if the execution of the Transaction Agreement is not announced by the Merger Parties by 09:00 CEST on 19 October 2026.

13.	The Shareholder undertakes to provide promptly to the Parent and/or the other Merger Parties all such information as they may reasonably request to comply with the rules and requirements of the Euronext Oslo, the federal securities laws of the United States of America and any other legal or regulatory requirements (including any such information required to be included in any registration statement filed by Parent with the U.S. Securities and Exchange Commission) and permit all such information relating to this Agreement to be shared with their employees, advisers and other representatives, in each case in connection with the Exchange or any related transactions.

14.	The Parties agree and acknowledge that the Parent, the Purchaser, the Merger Sub, and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the Consideration Shares such amounts as are required to be deducted and withheld pursuant to any provision of applicable tax law, and shall be entitled to sell any Consideration Shares otherwise issuable to the Shareholder to the extent necessary to satisfy any tax withholding obligation with respect thereto.

15.	The Shareholder undertakes to keep strictly confidential the terms and conditions of the contemplated Exchange, the Merger, the existence and terms of this Agreement, the Transaction Agreement, the Merger Agreement, the transactions contemplated by the Transaction Agreement and/or the Statutory Merger Agreement and any other information disclosed to the Shareholder in connection therewith including but not limited to any information concerning the Parent or its subsidiaries or their respective businesses to the extent not required to be disclosed pursuant to applicable laws and regulations, provided that if disclosure is required it shall consult with the Parent and the other Merger Parties prior to making such disclosure to the extent legally possible. The Shareholder recognizes that knowledge of the potential Merger and the Exchange constitutes inside information (as defined Article 7 (a) of EU’s Market Abuse Regulation (regulation (EU) No 596/2014) and could be deemed “material non-public information” under the federal securities laws of the United States of America. The Shareholder confirms that it is aware of the duties and responsibilities the possession of such information entails, as well as the criminal liability associated with misuse of, or breach of duty of confidentiality in relation to, such information.

16.	This Agreement shall be governed by and construed in accordance with Norwegian law. The Parties hereby submit to the jurisdiction of the courts of Norway, with Oslo District Court as the venue in the first instance, in respect of any disputes in connection with this Agreement.

* * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

INTERNATIONAL SEAWAYS, INC.

By:
Name:
Title:

INTERNATIONAL SEAWAYS OPERATING CORPORATION LTD.

By:
Name:
Title:

Place:	Date:	Signature*:

Name:

Name of shareholder:

Number of Sale Shares held:

* If signed pursuant to an authorisation, the company registration certificate or other appropriate evidence of authority must be attached.

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